Exhibit 16.1

September 28, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Cordyceps Sunshine Biotech Holdings Co., Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 6-K, dated September 28, 2023 of Cordyceps Sunshine Biotech Holdings Co., Ltd. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 6-K.

Very truly yours,

/s/ Keith K Zhen CPA
Brooklyn, New York